UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 6, 2013

    AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP
(Exact name of registrant as specified in its charter)

State of Minnesota	000-24003	41-1848181
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
 (Address of Principal Executive Offices)

(651) 227-7333
 (Registrant's telephone number, including area code)

___________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 6, 2013, the Partnership purchased a St. Vincent medical clinic in Lonoke, Arkansas for $1,680,000 from Mocktooth, LLC, an unrelated third party.  The property is leased to St. Vincent Health System under a Lease Agreement with a remaining primary term of 10.4 years.  The Lease may be renewed by the tenant for up to two consecutive terms of five years each.  The Lease requires an initial annual rent of $131,642, which will increase annually by 3.0%.  The Lease is a net lease under which the tenant is responsible for real estate taxes, insurance, maintenance, repairs and operating expenses of the property.

The Partnership purchased the property with cash received from the sale of property.  The store was constructed in 2010 and is a 6,118 square foot building situated on approximately 0.8 acres of land. The freestanding medical clinic is located at 130 J.F. Boulevard, Lonoke, Arkansas.

St. Vincent Health System, headquartered in Little Rock, Arkansas, operates 4 hospitals and 26 clinics in the Little Rock area.  St. Vincent Health System is a wholly owned subsidiary of Catholic Health Initiatives (“CHI”).  As the parent company of the tenant, CHI does not guarantee the lease and is not responsible for any lease obligations. For the fiscal year ended June 30, 2012, CHI reported net assets of $7.3 billion, revenues of $9.8 billion and net income of $95.0 million. St. Vincent Health System and CHI are both registered as Section 501(c)(3) nonprofit organizations.  The annual report and audited financial statements for CHI can be found online at www.catholichealthinit.org.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership’s balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Partnership had acquired the property on January 1, 2012, the Partnership’s Real Estate Held for Investment would have increased by $1,680,000 and its Current Assets (cash) would have decreased by $1,680,000.

For the year ended December 31, 2012, Income from Continuing Operations would have increased $53,888, representing an increase in rental income of $131,642 and an increase in depreciation and amortization expense of $77,754.  For the three months ended March 31, 2013, Income from Continuing Operations would have increased $13,471, representing an increase in rental income of $32,910 and an increase in depreciation and amortization expense of $19,439.

The net effect of these pro forma adjustments would have caused Net Income to increase from $834,731 to $888,619 and from $656,050 to $669,521, which would have resulted in Net Income of $55.11 and $42.34 per Limited Partnership Unit outstanding for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibits – Not Required.  The property acquired represents less than 15% of the total assets of the Partnership as of June 6, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI INCOME & GROWTH FUND XXII LIMITED PARTNERSHIP

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing General Partner

Date: June 12, 2013	By:	/s/ PATRICK W KEENE
Patrick W. Keene
Chief Financial Officer